CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $1.00 per share	4,370,000(1)	$39.50	$172,615,000	$22,405.43

(1)	Includes additional shares of common stock that may be purchased by the underwriters.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(3)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in National Fuel Gas Company’s Registration Statement on Form S-3 (Registration No. 333-223773).

Filed Pursuant to Rule 424(B)(2)
Registration No. 333-223773

Prospectus supplement

(To prospectus dated March 19, 2018)

3,800,000 Shares

National Fuel Gas Company

Common Stock

National Fuel Gas Company (the “Company”) is offering 3,800,000 shares of our common stock, par value $1.00 per share. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “NFG.” The last reported sale price of our common stock on NYSE on May 28, 2020 was $43.04 per share.

We intend to use the net proceeds of this offering for general corporate purposes, which may include the payment of a portion of the purchase price of $541.0 million, subject to closing adjustments, in the Acquisition (as defined herein). See “Summary—Recent Developments” and “Use of Proceeds.”

The closing of this offering is not conditioned on the consummation of the Acquisition, which, if consummated, will occur subsequent to the closing of this offering. Accordingly, if you decide to purchase our common stock in this offering, you should be willing to do so whether or not we complete the Acquisition.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Share	Total
Public offering price	$39.50	$150,100,000
Underwriting discounts	$1.28	$4,864,000
Proceeds before expenses	$38.22	$145,236,000

We have granted the underwriters the option to purchase up to an additional 570,000 shares of our common stock from us at the public offering price less the underwriting discounts within 30 days from the date of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock against payment therefor in New York, New York on or about June 2, 2020.

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Goldman Sachs & Co. LLC

HSBC

Senior Co-Managers

KeyBanc Capital Markets	Wells Fargo Securities

Co-Managers

BTIG	CIBC Capital Markets	PNC Capital Markets LLC	SunTrust Robinson Humphrey

Citizens Capital Markets	Comerica Securities

Raymond James	Scotiabank	U.S. Capital Advisors

Prospectus supplement dated May 28, 2020.

S-i

About This Prospectus Supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding our common stock offered hereby. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “we,” “us,” the “Company” or other similar terms mean National Fuel Gas Company and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

Where You Can Find More Information

The Company files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Information about the Company is also available on the Company’s website, www.natfuel.com. Other than any SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, the information available on the Company’s website is not part of this prospectus supplement and the accompanying prospectus.

Information We Incorporate by Reference

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•

information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”):

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2019;

S-ii

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2019 and March 31, 2020; and

•	our Current Reports on Form 8-K filed with the SEC on December 13, 2019, January 22, 2020, March 16, 2020 and May 4, 2020.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement. We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

National Fuel Gas Company

6363 Main Street

Williamsville, New York 14221

Attention: Corporate Secretary

Telephone: (716) 857-7000

Safe Harbor for Forward-Looking Statements

Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “project,” “believe,” “seek,” “will,” “may,” and similar expressions, are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors and matters discussed elsewhere herein, the following are important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the Company’s ability to complete planned acquisitions, as well as successfully integrate acquired assets and achieve expected cost synergies;

•	impairments under the SEC’s full cost ceiling test for natural gas and oil reserves;

•	changes in the price of natural gas or oil;

•

financial and economic conditions, including the availability of credit, and occurrences affecting the Company’s ability to obtain financing on acceptable terms for working capital, capital expenditures and other investments, including any downgrades in the Company’s credit ratings and changes in interest rates and other capital market conditions;

•	the length and severity of the recent COVID-19 pandemic, including its impacts across our businesses on demand, operations, global supply chains and liquidity;

S-iii

•	changes in economic conditions, including global, national or regional recessions, and their effect on the demand for, and customers’ ability to pay for, the Company’s products and services;

•	the creditworthiness or performance of the Company’s key suppliers, customers and counterparties;

•

changes in laws, regulations or judicial interpretations to which the Company is subject, including those involving derivatives, taxes, safety, employment, climate change, other environmental matters, real property, and exploration and production activities such as hydraulic fracturing;

•

delays or changes in costs or plans with respect to Company projects or related projects of other companies, including disruptions due to COVID-19, as well as difficulties or delays in obtaining necessary governmental approvals, permits or orders or in obtaining the cooperation of interconnecting facility operators;

•

governmental/regulatory actions, initiatives and proceedings, including those involving rate cases (which address, among other things, target rates of return, rate design and retained natural gas), environmental/safety requirements, affiliate relationships, industry structure, and franchise renewal;

•

changes in price differentials between similar quantities of natural gas or oil at different geographic locations, and the effect of such changes on commodity production, revenues and demand for pipeline transportation capacity to or from such locations;

•	the impact of information technology disruptions, cybersecurity or data security breaches;

•

factors affecting the Company’s ability to successfully identify, drill for and produce economically viable natural gas and oil reserves, including among others geology, lease availability, title disputes, weather conditions, shortages, delays or unavailability of equipment and services required in drilling operations, insufficient gathering, processing and transportation capacity, the need to obtain governmental approvals and permits, and compliance with environmental laws and regulations;

•	increasing health care costs and the resulting effect on health insurance premiums and on the obligation to provide other post-retirement benefits;

•	other changes in price differentials between similar quantities of natural gas or oil having different quality, heating value, hydrocarbon mix or delivery date;

•	the cost and effects of legal and administrative claims against the Company or activist shareholder campaigns to effect changes at the Company;

•	uncertainty of oil and gas reserve estimates;

•	significant differences between the Company’s projected and actual production levels for natural gas or oil;

•	changes in demographic patterns and weather conditions;

•	changes in the availability, price or accounting treatment of derivative financial instruments;

•

changes in laws, actuarial assumptions, the interest rate environment and the return on plan/trust assets related to the Company’s pension and other post-retirement benefits, which can affect future funding obligations and costs and plan liabilities;

S-iv

•	economic disruptions or uninsured losses resulting from major accidents, fires, severe weather, natural disasters, terrorist activities or acts of war;

•	significant differences between the Company’s projected and actual capital expenditures and operating expenses;

•	increasing costs of insurance, changes in coverage and the ability to obtain insurance; or

•

other risks described in this prospectus supplement or the accompanying prospectus or incorporated by reference through the Company’s filings with the SEC, including in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended September 30, 2019 and Part II, Item 1A “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

For a discussion of these risks and other factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see “Risk Factors” in this prospectus supplement. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

S-v

Summary

This summary highlights information about us and our common stock being offered by this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider prior to investing in our securities. For a more complete understanding of our company, we encourage you to read this prospectus supplement, including the information incorporated by reference in this prospectus supplement and the other documents to which we have referred you.

National Fuel Gas Company

National Fuel Gas Company, incorporated in 1902, is a holding company organized under the laws of New Jersey. The Company is engaged in the business of owning and holding securities issued by its subsidiaries.

The Company and its subsidiaries comprise a diversified energy company consisting of four business segments:

•

the Exploration and Production segment, which is engaged in the exploration for, and the development and production of, natural gas and oil reserves in California and in the Appalachian region of the United States;

•	the Pipeline and Storage segment, which provides interstate natural gas transportation and storage services;

•	the Gathering segment, which builds, owns and operates natural gas processing and pipeline gathering facilities in the Appalachian region; and

•	the Utility segment, which provides natural gas utility services to customers through a local distribution system located in western New York and northwestern Pennsylvania.

The Company’s other businesses are engaged in the marketing of natural gas to industrial, wholesale, commercial, public authority and residential customers in western and central New York and northwestern Pennsylvania and the marketing of timber.

The Company’s principal executive offices are located at 6363 Main Street, Williamsville, New York 14221 and its telephone number is (716) 857-7000.

Recent Developments

Purchase Agreement for Pennsylvania Upstream and Midstream Assets

On May 4, 2020, Seneca Resources Company, LLC, a wholly owned subsidiary of the Company, NFG Midstream Covington, LLC, a wholly owned subsidiary of the Company (“NFG Midstream” and, together with Seneca, the “Purchasers”), National Fuel Gas Midstream Company, LLC, a wholly owned subsidiary of the Company, as guarantor of the liabilities of NFG Midstream, and the Company entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with SWEPI, LP (the “Seller”), effective as of January 1, 2020 (the “Effective Date”) pursuant to which, among other things, the Purchasers will acquire all of the Seller’s right, title and interest in certain upstream and midstream assets located principally in Pennsylvania in exchange for a purchase price of $541.0 million, subject to customary adjustments, including to account for revenues and expenses incurred from and after the Effective Date (the “Purchase Price”), as provided in the Purchase Agreement (the “Acquisition”). The Purchase Price will be paid in cash or a combination of cash and stock; in particular, the Purchasers may elect to pay up to $150.0 million of the Purchase Price in the form of shares of the Company’s common stock (the “Stock Consideration”). If the Purchasers exercise their option to pay a portion of the Purchase Price as Stock Consideration, then the number of shares of common stock to be issued at closing as Stock Consideration would be based on a share price of $38.97. In addition, if the Purchasers exercise their option to pay a portion of the Purchase Price as Stock Consideration, then the Purchasers would be obligated to make two additional contingent payments to the Seller, in each case, in an amount equal to 10% of the value of the Stock Consideration, to the extent the calendar year average NYMEX gas price for the calendar year 2021 or 2022, as applicable, equals or exceeds $2.75/MMBtu as calculated pursuant to the Purchase Agreement. If the Purchasers elect to pay Stock Consideration, the parties will enter into a registration rights and standstill agreement upon the closing of the Acquisition in the form attached as an exhibit to the Purchase Agreement. In addition, the Purchasers have made a $27.1 million deposit that will be credited against the Purchase Price at the closing of the Acquisition. The Acquisition is expected to close in the fourth quarter of the Company’s 2020 fiscal year.

The Company believes that the Acquisition satisfies its strategic priorities as it: (i) is a unique acquisition opportunity that builds on the Company’s diversified, integrated business model, with assets that are geographically contiguous and highly synergistic to existing Company operations in Tioga County, Pennsylvania, and (ii) allows the company to acquire proved developed producing natural gas reserves at less than $0.40 per Mcfe.

The upstream assets being acquired pursuant to the Purchase Agreement include: (i) hydrocarbon and mineral leasehold interests and royalties (excluding overriding royalty interests) and associated lands; (ii) oil, gas, water and disposal wells and hydrocarbons produced therefrom; (iii) surface interests and field offices used or held for use in connection with the oil and gas interests; (iv) associated equipment and facilities; and (v) licenses, permits, records, vehicles, field offices and certain other assets, properties, rights and interests associated with the leases, lands and wells (collectively, the “Upstream Assets”). The midstream assets being acquired pursuant to the Purchase Agreement include: (i) a gas gathering, treating, compression, transmission and handling system, and all pipelines, flowlines and transmission lines utilized in relation to the Upstream Assets; (ii) related surface interests; and (iii) related equipment, machinery, fixtures and facilities (collectively, the “Midstream Assets”, and together with the Upstream Assets, the “Acquired Assets”). The Acquired Assets include an estimated (i) approximately 710 billion cubic feet of net P90 proved reserves (100% developed producing) and net production of 215 to 230 million cubic feet per day estimated at closing, (ii) 142 miles of gathering pipelines, compression, and related facilities, (iii) over 400,000 total net acres across Pennsylvania, approximately 200,000 of which holds significant, highly economic development potential, contiguous to the Company’s existing acreage footprint, and (iv) 300,000 dekatherms per day of attractive firm transportation capacity.

Before the closing of the Acquisition, the Purchasers intend to conduct due diligence to assess the aggregate dollar value of any environmental defects. If the aggregate value of environmental defects, any casualty losses and any properties excluded from the Acquisition as provided in the Purchase Agreement equals or exceeds 20% of the unadjusted purchase price under the Purchase Agreement, each of the Purchasers and the Seller has the right to decline to close the Acquisition. In addition to the termination right, if an environmental defect is neither waived by the Purchasers nor cured by the Seller, then the Purchasers may exercise certain remedies under the Purchase Agreement with respect to such environmental defects. The Purchase Agreement contains various representations, warranties, covenants, and indemnification obligations of the Purchasers and the Seller that are customary in transactions of this type. The Purchase Agreement also contains additional representations as to the Midstream Assets, including with respect to title and operational matters. The closing of the Acquisition is subject to satisfaction or waiver of customary specified conditions, including, among other things, the accuracy of the representations and warranties of the Purchasers and the Seller (generally subject to customary materiality qualifiers). The Agreement contains certain customary termination rights for both the Purchasers and the Seller, including the rights of either party to terminate in the event that the Transaction has not been completed by August 31, 2020.

COVID-19

The Company is closely monitoring developments related to COVID-19 and is taking steps to limit operational impacts and the potential exposure for our workforce and customers. In accordance with government mandates, a significant portion of the Company’s workforce is working remotely from home where possible. Steps have been taken to protect those employees that are required to work in the field as well as the Company’s customers. These steps include increased cleaning and sanitation of equipment and buildings, the use of safety masks, gloves and goggles as appropriate, given the nature of the work being performed and the level of contact with customers and co-workers, and requiring employees to maintain social distancing at work.    The extent and duration of the pandemic crisis will determine how significant the additional costs associated with combating COVID-19 will be. In addition to measures to protect our workforce and customers, the Company has also taken proactive steps to ensure business continuity and the safe operation of our businesses. The Company is actively managing its supply chains, contractor work, counterparties and customer service functions and has had no material issues occur to date. The length of the pandemic crisis will also impact other aspects of the Company’s operations, the most significant of which will be the future level of the Company’s revenue stream from all segments of the business as significant numbers of commercial and industrial customers have been forced to shut down operations based on government mandates. The financial strains on businesses and individuals could have a significant impact on their ability to pay their bills, which could lead to a significant increase in uncollectible expense for customer receivables, primarily within the Utility segment. While the federal government has taken steps to alleviate the financial burden on companies and individuals and no discernible impact has been experienced to date, the Company is anticipating that there will be some level of increase in uncollectible expense depending, once again, on the depth and duration of the pandemic crisis. It is uncertain at this point as to whether there would be any regulatory relief for the Utility segment with regard to an increase in costs associated with the pandemic crisis.

One of the steps taken by the federal government to help companies during the pandemic crisis was the passage of the CARES Act on March 27, 2020. The CARES Act, among other things, includes provisions relating to alternative minimum tax (AMT) credit refunds, refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, and modifications to the net interest deduction limitation. The Company has filed for the acceleration of the remaining AMT credit refunds (under the CARES Act) of $42.5 million, which has been recorded as a current receivable as of March 31, 2020. In addition, the Company is pursuing certain payroll tax related provisions included in the CARES Act and continues to evaluate other elements of the CARES Act for potential adoption by the Company.

From a financing perspective, despite the unsettled nature of financial markets resulting from the pandemic crisis, the Company has been able to meet its short-term borrowing needs through the use of its committed and uncommitted lines of credit. Before the pandemic crisis began, the Company had expected to use cash on hand, cash from operations and short-term debt to meet its capital expenditure needs for fiscal 2020, while issuing long-term debt during fiscal 2020 if needed. The length of the pandemic crisis is expected to reduce capital spending during the second half of fiscal 2020, which would reduce the Company’s needs for borrowings. However, potential increased costs and lower revenue streams as a result of the pandemic crisis could result in an increased need for borrowings during fiscal 2020. In addition, continued turmoil in credit markets, due to the ongoing COVID-19 pandemic or otherwise, may make it difficult for the Company to obtain financing on acceptable terms, or at all, for working capital, capital expenditures and other investments, including the Acquisition, or to refinance maturing debt.

The current pandemic crisis has seen a continuation of the low natural gas and oil price environment that existed before the pandemic began, with oil prices being much lower than they were before the crisis. Government mandated shut downs have reduced demand for natural gas and oil, contributing to the imbalance between supply and demand that existed prior to the crisis. The Company uses the full cost method of accounting for determining the book value of its oil and natural gas properties in the Exploration and Production segment and that book value is subject to a quarterly ceiling test. The Company recorded an impairment under the ceiling test during the quarter ended March 31, 2020 of $177.8 million ($129.3 million after-tax) and anticipates that the current low commodity price environment will lead to impairments during the remaining quarters of fiscal 2020 and likely in the first quarter of fiscal 2021 as well. Depending on the magnitude of future impairments, it is possible that the Company’s indenture covenants would restrict the Company’s ability to issue additional long-term unsecured indebtedness for a period of time. However, this would not preclude the Company from issuing new indebtedness to replace maturing debt.

364-Day Credit Agreement

On May 4, 2020, the Company entered into a 364-Day Credit Agreement (the “364-Day Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the following lenders: JPMorgan Chase Bank, N.A.; Bank of America, N.A.; HSBC Bank USA, National Association; U.S. Bank National Association; Canadian Imperial Bank of Commerce, New York Branch; KeyBank, National Association; PNC Bank, National Association; M&T Bank Corporation; Truist Bank; and Comerica Bank.

The 364-Day Credit Agreement provides a $200 million 364-day unsecured committed revolving credit facility. The Company may use the proceeds of loans under the 364-Day Credit Agreement (i) for general corporate purposes of the Company and its subsidiaries (other than certain restricted payments) in the ordinary course of business, including for working capital, capital expenditure and other lawful corporate purposes and (ii) to fund certain permitted acquisitions and other investments, including the Acquisition.

Senior Notes Offering

On May 19, 2020, the Company priced an offering of $500 million principal amount of 5.50% notes due 2026. The Company will pay interest on the notes semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2021, and the notes will mature on January 15, 2026. The notes will constitute the Company’s direct unsecured general obligations and will rank equally with all of the Company’s other unsecured and unsubordinated debt from time to time outstanding. The Company intends to use the net proceeds of the notes offering for general corporate purposes, which may include the payment of a portion of the purchase price of the Acquisition and the repayment and refinancing of debt. The closing of the notes offering is expected to occur on June 3, 2020.

Evaluation of the Potential Sale of the Company’s Timber Assets

The Company is evaluating the potential sale of substantially all of its timber assets. As of September 30, 2019, the Company owned approximately 95,000 acres of timber property and managed approximately 2,500 additional acres of timber cutting rights.

The Offering

The summary below describes the principal terms of this offering of our common stock. Refer to the section of the accompanying prospectus entitled “Description of Common Stock” for a more detailed description of our common stock. As used in this section, the terms “us,” “we” or “our” refer to National Fuel Gas Company and not any of its subsidiaries.

Issuer	National Fuel Gas Company, a New Jersey corporation.

Common Stock Offered	3,800,000 shares.

Underwriters’ Option to Purchase Additional Shares	Up to 570,000 shares.

Common Stock to be Outstanding after this Offering	90,361,532 shares (90,931,532 shares if the Underwriters exercise their option to purchase additional shares in full).

Use of Proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions but before estimated offering expenses payable by us for this offering, will be approximately $145.2 million (or approximately $167.0 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering for general corporate purposes, which may include the payment of a portion of the purchase price of the Acquisition. The closing of this offering is not conditioned on the closing of the Acquisition.

NYSE Symbol	Our common stock is listed on NYSE under the symbol “NFG.”

Risk Factors	See “Risk Factors” beginning on page S-7 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in our common stock.

The number of shares to be outstanding after this offering is based on 86,561,532 shares of common stock outstanding as of March 31, 2020, which excludes any shares of common stock issuable under our equity compensation plans.

Capitalization

The following table sets forth our cash and cash equivalents and consolidated capitalization as of March 31, 2020:

•	on an actual basis; and

•	as adjusted to give effect to the issuance and sale of our common stock in this offering (assuming no exercise of the underwriters’ option).

You should read this table in conjunction with our consolidated financial statements incorporated by reference in this prospectus supplement, the notes thereto and the other financial data incorporated by reference in this prospectus supplement.

	(In thousands, except percentages) As of March 31, 2020
	Actual	As adjusted
Cash, Cash Equivalents and Restricted Cash	$122,383	$267,219

Capitalization:
Comprehensive Shareholders’ Equity
Common Stock, $1.00 par value; 200,000,000 shares authorized; 86,561,532 shares issued and outstanding, actual; 90,361,532 shares issued and outstanding, as adjusted	86,562	90,362
Paid in Capital	835,444	976,880
Earnings Reinvested in the Business	1,176,870	1,176,870
Accumulated Other Comprehensive Loss	(18,917)	(18,917)
Total Comprehensive Shareholders’ Equity	2,079,959	2,225,195
Long-Term Debt, Net of Current Portion and Unamortized Discount and Debt Issuance Costs (1)	2,134,964	2,134,964

Total Capitalization:	$4,214,923	$4,360,159

Short-term debt, including current portion of long-term debt	$230,000	$230,000

(1)

Does not include $493.2 million of 5.50% notes due 2026, net of unamortized discount and debt issuance costs, to be issued pursuant to the senior notes offering referenced under “Summary—Recent Developments—Senior Notes Offering.”

Risk Factors

Investing in our common stock involves risks. In considering whether you should invest in our common stock, you should consider all of the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below, as well as in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 under “Item 1A. Risk Factors” and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 under Part II. Other Information, Item 1A. Risk Factors.” You should also read all other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock. If any of the risks actually occur, they may materially harm our business, financial condition, operating results or cash flow. As a result, the market price for our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, financial condition, operating results, or cash flow and could result in a complete or partial loss of your investment.

This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us as described in this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. For more information see “Forward-Looking Statements” in this prospectus supplement.

Risks Related to the COVID-19 Pandemic

The COVID-19 global pandemic could have a material adverse effect on the Company’s business, results of operations, cash flows and financial condition.

The actual or perceived effects of a widespread public health concern or pandemic, such as COVID-19, could negatively affect our business and results of operations. While to date the Company has not experienced any material negative effects as a result of COVID-19, the situation continues to rapidly evolve and could result in material negative effects on our business and results of operations. The Company and its Pandemic Response Team are closely monitoring the impacts of the pandemic on the Company’s workforce, customers, suppliers, business continuity, and liquidity.

A protracted slowdown of broad sectors of the economy or significant changes in legislation or regulatory policy to address COVID-19 could adversely impact the Company. Although it is not possible to predict the ultimate impact of COVID-19, including on the Company’s business, results of operations, cash flows or financial positions, such impacts that may be material include, but are not limited to: (i) a significant reduction in demand for natural gas; (ii) increased late or uncollectible customer payments; (iii) the inability for the Company’s contractors or suppliers to fulfill their contractual obligations; (iv) significant changes in the Company’s human capital management approach, and increased cybersecurity threats associated with work-from-home arrangements; (v) difficulties in obtaining financing on acceptable terms or at all for working capital, capital expenditures and other investments, or to refinance maturing debt; and (vi) impacts on natural gas pricing and the potential impairment of the recorded value of certain assets as a result of reduced projected cash flows. To the extent the duration of any of these conditions extends for a longer period of time, the adverse impact will generally be more severe. The impact of COVID-19 may also exacerbate other risks discussed in Item 1A of the Company’s 2019 Form 10-K and Item 1A of the Company’s Form 10-Q for the quarter ended March 31, 2020, any of which could have a material effect on us. This situation is changing rapidly and additional impacts may arise that we are not aware of currently.

Risks Related to Ownership of Our Common Stock

The price at which our common stock trades may be volatile. Accordingly, shareholders could lose all or part of their investment.

The price at which our common stock trades may be volatile and may fluctuate due to factors such as:

•	fluctuations in oil and gas prices;

•	actual or anticipated fluctuations in our financial condition and operating results;

•	our historical and anticipated operating results;

•	variations between our actual results and analyst and investor expectations or changes in financial estimates and recommendations by securities analysts;

•	stock price and volume fluctuations attributable to inconsistent trading volume levels of our common stock;

•	announcements of proposed acquisitions by us or our competitors, including the challenges associated with, and the ability to achieve benefits from, the pending Acquisition;

•	announcements of, or expectations of additional debt or equity financing transactions;

•	announcement or imposition of restrictive governmental actions;

•	the initiation or conclusion of legal proceedings or governmental inquiries or investigations involving our company;

•	unsubstantiated news reports or other inaccurate publicity regarding us or our business; and

•	investor perceptions of our company and comparable public companies.

Fluctuations may be unrelated to or disproportionate to company performance. These fluctuations may result in a material decline in the trading price of our common stock.

Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our share price and trading volume.

Research analysts publish their own quarterly projections regarding our operating results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our share price may decline if we fail to meet securities research analysts’ projections. Similarly, if one or more of the analysts who covers us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

Future sales of substantial amounts of our common stock could affect the market price of our common stock.

Future sales of substantial amounts of our common stock or other securities convertible or exchangeable into shares of our common stock into the public market whether by us or any of our security holders, including shares issued upon exercise of options or warrants, or the vesting of restricted stock units, or in connection with other potential acquisitions or business combinations, or perceptions that those sales and/or conversions or exchanges could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

Our board of directors can issue, without approval of the holders of our common stock, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock.

Our board of directors can issue, without approval of the holders of our common stock, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock and reduce the likelihood that such holders will receive dividend payments. Such issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change of control or other corporate action.

Our ability to use our net operating loss carryforwards may be subject to limitation due to significant changes in the ownership of our capital stock, including our common stock.

As of September 30, 2019, we had net operating loss carryforwards of approximately $198.4 million for U.S. federal income tax purposes. Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other tax attributes to offset its post-change income may be limited and may result in a partial or full writedown of the related deferred tax assets. An ownership change is defined generally for these purposes as a greater than 50% change in ownership over a three-year period, taking into account shareholders that own, or are treated as owning, 5% or more by value of our capital stock. Depending on the number of shares of our common stock issued in this offering, it is possible that the current offering, in combination with past and future transactions involving our capital stock, could cause an ownership change to occur that would limit our ability to use our existing net operating loss carryforwards.

Use of Proceeds

The Company estimates the net proceeds from this offering will be approximately $144.8 million after deducting the underwriting discount and estimated expenses payable by the Company in this offering (or $166.6 million if the underwriters exercise their over-allotment option in full). The Company intends to use the net proceeds from the issuance and sale of our common stock for general corporate purposes, which may include the payment of a portion of the purchase price of the Acquisition.

Pending final use, we may invest the net proceeds from this offering in short-term investment grade, interest-bearing securities.

Price of Common Stock and Dividends

Our common stock is listed on NYSE under the symbol “NFG.” As of March 31, 2020, there were 86,561,532 shares of our common stock outstanding and there were approximately 10,101 holders of record of our common stock.

On March 11, 2020, our board of directors declared a dividend of $0.435 per share of our common stock payable on April 15, 2020 to shareholders of record as of the close of business on March 31, 2020. We have historically paid dividends on our common stock on the 15th day of January, April, July and October; however, the declaration, amount, timing and payment of any future dividends on our common stock are subject to the determination and approval of our board of directors based on then-current or anticipated future conditions including our results of operations, capital requirements, financial condition, legal requirements or other factors deemed relevant by our board of directors.

On May 28, 2020, the last reported sale price of our common stock on NYSE was $43.04.

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders

General

The following is a general discussion of certain U.S. federal income tax considerations related to the ownership and disposition of our common shares by a non-U.S. holder, as defined below, that acquires our common shares pursuant to this offering. This discussion assumes that a non-U.S. holder will hold our common shares issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances, including any tax consequences arising under the Medicare tax on net investment income (under Section 1411 of the Code). In addition, this discussion does not address (i) any U.S. federal tax laws other than income tax laws, such as gift or estate tax laws, (ii) state, local or non-U.S. tax considerations or (iii) the tax considerations that may apply to certain investors, including, without limitation, banks or other financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies or investors therein, brokers, dealers or traders in securities, grantor trusts, taxpayers who have elected mark-to-market accounting, tax-exempt entities, regulated investment companies, real estate investment trusts, persons liable for the alternative minimum tax, pension plans, former citizens or long-term residents of the United States, or persons that will hold or dispose of our common shares as part of a straddle, hedge, constructive sale, conversion or other integrated transaction. Additionally, the discussion does not consider the tax treatment of entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass through entities such as subchapter S corporations (or investors in such entities or arrangements).

This discussion is based on current provisions of the Code, applicable Treasury regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax considerations discussed below or that any position taken by the IRS would not be sustained.

For purposes of this discussion, a “U.S. person” is any person or entity that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes; and a “non-U.S. holder” means a beneficial owner of our common shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. person.

The tax treatment of an entity or arrangement treated as a partnership for U.S. federal income tax purposes (and each partner or other member thereof) will generally depend upon the status and activities of the partnership and such partner or member. An entity or arrangement treated as a partnership considering an investment in our common shares (and any partner or member thereof) should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to the ownership and disposition of our common shares.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES AND IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME OR OTHER TAX LAWS AND ANY APPLICABLE TAX TREATY.

Tax Considerations Related to an Investment in Common Shares

Distributions on Common Shares

If we make cash or property distributions to holders of our common shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. We believe that we presently have sufficient accumulated earnings and profits for such distributions to be treated as dividends. However, to the extent that during future years a distribution exceeds our current and accumulated earnings and profits, the excess generally will be treated first as a tax-free return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our common shares. Then, any remaining excess (determined separately for each share) will be treated as gain from a sale or exchange of our common shares and will be treated as described under “—Gain on Sale, Exchange or Other Taxable Disposition of Common Shares” below.

Subject to the summaries below regarding backup withholding and FATCA, dividends paid on our common shares to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to U.S. federal withholding tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to (i) duly complete and execute an IRS Form W-8BEN or an IRS Form W-8BEN-E, or other applicable IRS Form W-8 (or an appropriate successor form) and certify under penalties of perjury that such holder is not a United States person and is eligible for the benefits of the applicable tax treaty or (ii) if our common shares are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. These forms may need to be periodically updated.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Unless an applicable income tax treaty provides otherwise, dividends paid on our common shares that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a United States person and generally will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements (generally by providing a duly completed and executed IRS Form W-8ECI (or an appropriate successor form)). In addition, a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax on such holder’s effectively connected earnings and profits (which would include any effectively connected dividends on our common shares), subject to adjustments, at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition of Common Shares

Subject to the summaries below regarding backup withholding and FATCA, any gain recognized by a non-U.S. holder on a sale or other taxable disposition of our common shares generally will not be subject to U.S. federal income tax, unless: (i) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States, (ii) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or (iii) our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” for United States federal income tax purposes (“USRPHC”) at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for our common stock.

A corporation generally is a USRPHC if the fair market value of its United States real property interests (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although not free from doubt, we may currently be, or may become, a USRPHC. If we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market (within the meaning of applicable Treasury regulations), our common stock will be treated as United States real property interests only for a non-U.S. holder who actually or constructively holds (at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period) more than 5% of such regularly traded stock. Non-U.S. holders should consult their own tax advisors regarding the application of this regularly traded exception.

Unless an applicable income tax treaty provides otherwise, any gain recognized by a non-U.S. holder that is described in clause (i) above generally will be subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates generally applicable to a United States person. In addition, a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes and that is described in clause (i) may be subject to a branch profits tax on such holder’s effectively connected earnings and profits (which would include any effectively connected gain that is described in clause (i)), subject to adjustments, at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder that is described in clause (ii) above generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by certain U.S. source capital losses. Unless an applicable income tax treaty provides otherwise, to the extent our common stock constitutes a United States real property interest as described in clause (iii) above and the regularly traded exception does not apply to the non-U.S. holder, gain recognized by the non-U.S. holder generally will be subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates generally applicable to a United States person. The non-U.S. holder generally would be required to file a U.S. federal income tax return. Non-U.S. holders should consult their own tax advisors about the consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder on our common shares and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident or is organized under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other taxable dispositions of our common shares to or through a U.S. office (and, in certain cases, a non-U.S. office) of a broker.

Under some circumstances, Treasury regulations require backup withholding of U.S. federal income tax, currently at a rate of 24%, on reportable payments with respect to our common shares (including dividends and proceeds of sales or other taxable dispositions). A non-U.S. holder generally may eliminate the requirement for information reporting (other than in respect of dividends, as described above) and backup withholding by providing certification of its non-U.S. status, under penalties of perjury, on a duly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (or an appropriate successor form) or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of backup withholding and the availability of (and procedure for obtaining) an exemption from backup withholding in their particular circumstances.

FATCA

Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder (commonly referred to as “FATCA”), a “non-financial foreign entity” or “foreign financial institution” generally will be subject to a 30% withholding tax on dividends paid on our common shares and gross proceeds from the sale or other taxable disposition of our common shares (whether such entity or institution is the beneficial owner of our common shares or acting as an intermediary), unless (i) if the non-U.S. holder is a “non-financial foreign entity,” it provides the applicable withholding agent with certain documentation relating to its substantial U.S. owners, or otherwise certifies that it does not have any substantial U.S. owners, (ii) if the non-U.S. holder is a “foreign financial institution,” it enters into an agreement with the Department of Treasury to, among other things, report certain information regarding its accounts with or debt and equity interests held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons and withhold tax with respect to certain account holders and holders of debt and equity interests, and it establishes its compliance with these rules by providing to the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (or an appropriate successor form) or (iii) the non-U.S. holder otherwise qualifies for an exemption from these rules and establishes such exemption by providing the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (or an appropriate successor form). However, the IRS has issued proposed Treasury regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of dividends). Pursuant to the preamble to the proposed Treasury regulations, any applicable withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until final Treasury regulations are issued. The rules relating to FATCA described above may be modified by an applicable intergovernmental agreement between the United States and the jurisdiction in which the non-U.S. holder is a resident or is organized.

We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such taxes. Non-U.S. holders should consult their own tax advisors regarding how FATCA may apply to their ownership and disposition of our common shares.

Underwriting

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement between the Company and the underwriters, for whom J.P. Morgan Securities LLC, BofA Securities, Inc. and Goldman Sachs & Co. LLC are acting as representatives, the Company has agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from the Company the number of shares of our common stock offered hereby set forth opposite its name below:

Underwriter	Number of Shares
J.P. Morgan Securities LLC	1,140,000
BofA Securities, Inc.	855,000
Goldman Sachs & Co. LLC	855,000
HSBC Securities (USA) Inc.	228,000
KeyBanc Capital Markets Inc.	123,500
Wells Fargo Securities, LLC	123,500
BTIG, LLC	66,500
CIBC World Markets Corp.	66,500
PNC Capital Markets LLC	66,500
SunTrust Robinson Humphrey, Inc.	66,500
Citizens Capital Markets, Inc.	47,500
Comerica Securities, Inc.	47,500
Raymond James & Associates, Inc.	38,000
Scotia Capital (USA) Inc.	38,000
USCA Securities LLC	38,000

Total	3,800,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of our common stock are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all the shares of our common stock if any are taken.

The Company and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Company or the underwriters may be required to make in respect of those liabilities.

The underwriters propose to offer the shares of our common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement. Shares of our common stock sold by the underwriters to dealers may be sold at the public offering price less a concession not to exceed $0.77 per share. After the initial offering of the shares of our common stock to the public, the representatives may change the public offering price and the other selling terms.

Over-Allotment Option

We have granted the underwriters an option to purchase from us up to an additional 570,000 shares of our common stock to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The shares purchased under this over-allotment option will be purchased at the public offering price, less the underwriting discount and commissions, subject to certain possible adjustments. The underwriters may exercise this option in whole or, from time to time, in part, through and including the 30th day after the date of this prospectus supplement. If any additional shares of our common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the other shares are being offered.

If the underwriters exercise their over-allotment option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock in approximately the same proportion as shown in the table above.

Commissions and Discounts

The following table shows the per share and total underwriting discounts to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	Without over- allotment exercise	With full over- allotment exercise
Per Share	$1.28	$1.28
Total	$4,864,000	$5,593,600

The Company’s expenses in connection with the offer and sale of the shares of our common stock, other than the underwriting discount, are estimated to be $0.4 million.

Our common stock is listed on NYSE under the symbol “NFG.”

No Sales of Similar Securities

We have agreed that, without the prior written consent of the representatives, we will not, during the period from and including the date of this prospectus supplement through and including the 60th day after the date of this prospectus supplement (the “Lock-up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (“Convertible Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise or (3) file any registration statement with the SEC relating to the offering of any shares of our common stock or Convertible Securities. The foregoing sentence shall not apply to: (a) the shares of our common stock to be sold in this offering, (b) the issuance by us of shares of our common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (c) any stock options, restricted stock awards or other awards or grants under our employee or non-employee director stock option plans, benefit plans and long-term incentive plans, (d) the issuance by us of shares of our common stock under the National Fuel Gas Company Direct Stock Purchase and Dividend Reinvestment Plan or (e) the filing of any registration statement with the SEC relating to, or the issuance of shares of our common stock as consideration in, the Acquisition.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons has agreed that, without the prior written consent of the representatives, such person will not, during the Lock-up Period, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), by the director or executive officer or Convertible Securities or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to:

(a)	transactions relating to shares of our common stock or Convertible Securities other securities acquired in open market transactions after the completion of this offering,

(b)

transfers of shares of our common stock to us solely for the purpose of satisfying tax withholding amounts that become due in connection with the vesting of awards granted under one of our equity incentive plans,

(c)

transfers of shares of our common stock or Convertible Securities as a bona fide gift, including to charitable organizations; provided that (i) the donors and donees thereof agree to be bound in writing by the restrictions set forth in the applicable lock-up agreement and (ii) no filing under Section 16(a) of the Exchange Act, or other public announcement reporting a reduction in beneficial ownership of shares of our common stock or Convertible Securities, shall be required or shall be voluntarily made during the Lock-Up Period, subject to certain exceptions,

(d)

transfers of shares of our common stock or Convertible Securities either during the executive officer or director’s lifetime or on death (i) by will or intestacy, (ii) to a trust the beneficiaries of which are exclusively such executive officer or director and/or a member or members of his or her immediate family, or (iii) by operation of law, including domestic relations order, provided that, in each case, each such transferee shall sign and deliver to the representatives a lock-up letter substantially in the form of the original lock-up letter,

(e)

transfers of shares of our common Stock or Convertible Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all holders of our securities involving a change of control of our company, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such shares of our common stock and Convertible Securities held by the locked up party shall remain subject to the provisions of the lock-up,

(f)

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that such plan does not provide for the transfer of our common stock during the Lock-up Period and no public announcement or filing under the Exchange Act or otherwise regarding the establishment of such plan shall be required or shall be voluntarily made by or on behalf of the locked up party or the Company, or

(g)

sales of our common stock pursuant to any trading plan complying with Rule 10b5-1 under the Exchange Act that has been entered into by the locked up party prior to the date of this letter or pursuant to any amendment or replacement of any such trading plan, so long as the number of shares of our common stock subject to such original trading plan is not increased, subject to certain exceptions.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters have in the past engaged, and the underwriters and their respective affiliates expect in the future to engage, in transactions with, and have provided, and may in the future provide, various financial advisory, commercial banking, corporate trust and investment banking services for, the Company and the Company’s affiliates, for which they have in the past received, and will in the future receive, customary fees.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of the Company or the Company’s affiliates. Certain of the underwriters and their affiliates that have a lending relationship with the Company routinely hedge, and certain other of those underwriters may hedge, their credit exposure to the Company consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Company’s securities, including potentially our common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of our common stock offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

An affiliate of BofA Securities, Inc. is a syndication agent, co-bookrunner, co-lead arranger, a lender and an issuing bank and an affiliate of J.P. Morgan Securities LLC is administrative agent, advisor, co-bookrunner, co-lead arranger, a lender and an issuing bank under the Company’s fourth amended and restated credit agreement dated as of October 25, 2018. An affiliate of BofA Securities, Inc. is a lender and an affiliate of J.P. Morgan Securities LLC is administrative agent and a lender under the 364-Day Credit Agreement.

Selling Restrictions

European Economic Area and the United Kingdom

The shares of our common stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares of our common stock or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the shares of our common stock or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the shares of our common stock in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the shares of our common stock. Neither this prospectus supplement nor the accompanying prospectus are prospectuses for purposes of the Prospectus Regulation.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Each underwriter has represented, warranted and agreed that:

(i)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it or them in connection with the issue or sale of any shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(ii)	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to our common stock in, from or otherwise involving the United Kingdom.

Canada

Our common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in our common stock. Our common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit our common stock to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to our common stock constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to our common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The shares of our common stock have not and may not be offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning thereunder. No advertisement, invitation or document relating to our common stock has been or may be issued, or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed, endorsed or approved by any Hong Kong regulatory authority, including the Securities and Future Commission and the Companies Registry of Hong Kong and neither has it been nor will it be registered with the Companies Registry of Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any contents of this document, you should obtain independent professional advice. This prospectus supplement and the accompanying prospectus may not be issued, circulated or distributed (in whole or in part) in Hong Kong, and our common stock may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement or the accompanying prospectus and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering of our common stock has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended; the “Financial Instruments and Exchange Act”) or any other laws, regulations or ministerial guidelines of Japan, and accordingly our common stock may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan and any branch or other office in Japan of a corporation or other entity organized under the laws of any foreign state), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

South Korea

Our common stock may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares of our common stock have not been and will not be registered with the Financial Services Commission of Korea for public offering in South Korea. Furthermore, our common stock may not be resold to South Korean residents unless the purchaser of the shares of our common stock complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of our common stock.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares of our common stock or caused the shares of our common stock to be made subject of an invitation for subscription or purchase and will not offer or sell any shares of our common stock or cause the shares of our common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock, whether directly or indirectly, to any person in Singapore other than:

(i)	to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified from time to time (the SFA) pursuant to Section 274 of the SFA;

(ii)

to a relevant person as defined in Section 4A of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(iii)	otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a Relevant Person which is:

(i)

a corporation (which is not an Accredited Investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(ii)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust, shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

(i)	to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares of our common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Taiwan

The shares of our common stock have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be offered, issued or sold within Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, distribute or otherwise intermediate the offering of our common stock in Taiwan.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended September 30, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information incorporated in this prospectus supplement and accompanying prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended September 30, 2019, relating to the oil and gas reserves of Seneca Resources Company, LLC, has been so incorporated in reliance on the audit report of Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm, given on the authority of said firm as experts in petroleum engineering.

Legal Matters

Lowenstein Sandler LLP will pass upon the validity of our common stock for us. Certain legal matters relating to the offering of our common stock will be passed upon for us by Jones Day and will be passed upon for the underwriters by Hunton Andrews Kurth LLP.

PROSPECTUS

National Fuel Gas Company

DEBT SECURITIES

COMMON STOCK

STOCK PURCHASE CONTRACTS

and

STOCK PURCHASE UNITS

National Fuel Gas Company may periodically sell any or all of the following securities to the public:

•	debt securities;

•	common stock;

•	stock purchase contracts; and

•	stock purchase units.

National Fuel Gas Company will provide specific terms of its securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

National Fuel Gas Company’s common stock is listed on the New York Stock Exchange and trades under the symbol “NFG.”

Investing in the securities involves risks. See “Risk Factors” on page 2 for information on certain risks related to the purchase of securities.

National Fuel Gas Company may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section on page 20 of this prospectus also provides more information on this topic.

National Fuel Gas Company’s principal executive offices are located at 6363 Main St., Williamsville, New York 14221 and its telephone number is (716) 857-7000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2018.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus and any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstance in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any accompanying prospectus supplement, nor any sale made under this prospectus or any accompanying prospectus supplement shall, under any circumstances, create any implication that there has been no change in the affairs of National Fuel Gas Company since the date of this prospectus or any accompanying prospectus supplement or that the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that National Fuel Gas Company (“National”) has filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, National may sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that National may offer. Each time National sells securities, National will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

References in this prospectus and the prospectus supplement to “National” or “National Fuel” are to National Fuel Gas Company, National Fuel Gas Company and its subsidiaries or National Fuel Gas Company’s subsidiaries as appropriate in the context of the disclosure.

RISK FACTORS

In considering whether or not to purchase securities of National, you should carefully consider the risks described under “Risk Factors” in any prospectus supplement and in the documents National incorporates by reference in this prospectus and any prospectus supplement, as well as the other information included or incorporated by reference in this prospectus and any prospectus supplement.

NATIONAL FUEL GAS COMPANY

National, incorporated in 1902, is a holding company organized under the laws of New Jersey. National is engaged in the business of owning and holding securities issued by its subsidiaries.

National and its subsidiaries comprise a diversified energy company consisting of five business segments:

•

the Exploration and Production segment, which is engaged in the exploration for, and the development and production of, natural gas and oil reserves in California and in the Appalachian region of the United States;

•	the Pipeline and Storage segment, which provides interstate natural gas transportation and storage services;

•	the Gathering segment, which builds, owns and operates natural gas processing and pipeline gathering facilities in the Appalachian region;

•

the Utility segment, which sells natural gas and provides natural gas transportation services to customers through a local distribution system located in western New York and northwestern Pennsylvania; and

•

the Energy Marketing segment, which markets natural gas to industrial, wholesale, commercial, public authority and residential customers primarily in western and central New York and northwestern Pennsylvania.

National’s other businesses are engaged in the marketing of timber and in the development and operation of natural gas processing and pipeline gathering facilities in the Appalachian region.

National’s principal executive offices are located at 6363 Main Street, Williamsville, New York 14221 and its telephone number is (716) 857-7000.

WHERE YOU CAN FIND MORE INFORMATION

National files annual, quarterly and other reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Information about National is also available on National’s website, www.natfuel.com. Other than any SEC filings incorporated by reference in this prospectus, the information available on National’s website is not part of this prospectus or any prospectus supplement thereto.

INCORPORATION BY REFERENCE

National discloses important information to you by referring you to documents that it has filed with the SEC that are “incorporated by reference” in this prospectus.

The following documents have been filed by National with the SEC and are incorporated herein by reference:

(a)	National’s Annual Report on Form 10-K (SEC File No. 001-03880) for the fiscal year ended September 30, 2017, filed with the SEC on November 17, 2017;

(b)

The portions of National’s Definitive Proxy Statement on Schedule 14A filed with the SEC on January 19, 2018 that are incorporated by reference into Part III of National’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (SEC File No. 001-03880);

(c)	National’s Quarterly Report on Form 10-Q (SEC File No. 001-03880) for the period ended December 31, 2017, filed with the SEC on February 2, 2018;

(d)

National’s Current Reports on Form 8-K (SEC File No. 001-03880), filed with the SEC on December  22, 2017, January  12, 2018 (Items 1.01, 3.03 and 9.01 only), January  16, 2018, January 17, 2018 and March 13, 2018, and on Form 8-K/A filed on December 27, 2017; and

(e)

The description of National’s Common Stock contained in the Registration Statements on Form 8-A filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by National with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. National will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of National’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

National Fuel Gas Company

6363 Main Street

Williamsville, New York 14221

Attention: Corporate Secretary

Telephone: (716) 857-7000

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for the periods indicated:

	Fiscal Years Ended September 30,
Three Months Ended December 31, 2017	2017	2016		2015		2014	2013
4.78	4.50	—	(2)	—	(1)	5.36	4.92

(1)

The ratio coverage for the fiscal year ended September 30, 2015 was less than 1:1. The Company would have needed to generate additional earnings of approximately $698,977,000 to achieve a coverage of 1:1 for the fiscal year ended September 30, 2015.

(2)

The ratio coverage for the fiscal year ended September 30, 2016 was less than 1:1. The Company would have needed to generate additional earnings of approximately $523,855,000 to achieve a coverage of 1:1 for the fiscal year ended September 30, 2016.

For the purpose of calculating the ratio of earnings to fixed charges, “Fixed Charges” represent the sum of interest expense, including capital interest and excluding any amounts recorded in interest expense as allowance for borrowed funds used in construction or amortization of loss on reacquired debt, and an estimate of the interest within rental expense. “Earnings” represents the amount resulting from adding the following items: pretax income from continuing operations before adjustment for income or loss from equity investees (unconsolidated subsidiaries), fixed charges (as defined in the previous sentence), and distributed income of equity investees (unconsolidated subsidiaries).

USE OF PROCEEDS

Except as may otherwise be set forth in an applicable prospectus supplement, the proceeds from the sale of these securities may be used to reduce short-term indebtedness, to redeem or discharge indebtedness, to finance a portion of National’s capital expenditures, for corporate development purposes, including, without limitation, acquisitions made by or on behalf of National or its subsidiaries, and for other general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

General

The following description sets forth certain general terms and provisions of National’s unsecured debt securities, consisting of debentures and medium-term notes, that National may offer by this prospectus. National will describe the particular terms of the debt securities, and provisions that vary from those described below, in one or more prospectus supplements.

The debt securities will be National’s direct unsecured general obligations. The debt securities will be senior debt securities. National may issue the debt securities from time to time in one or more series, under an indenture, dated as of October 1, 1999, between National and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”). This indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the “Indenture.”

The following descriptions of the debt securities and the Indenture are summaries and are qualified by reference to the Indenture. This summary does not contain a complete description of the debt securities. You should read this summary together with the Indenture and the officer’s certificates or other documents establishing the debt securities for a complete understanding of the provisions that may be important to you. References to certain sections of the Indenture are included in parentheses. Whenever particular provisions or defined terms in the Indenture are referred to under this “Description of Debt Securities,” such provisions or defined terms are incorporated by reference herein. The Indenture is qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the debt securities.

The debt securities will rank equally with all of National’s other senior, unsecured and unsubordinated debt.

Because National is a holding company that conducts all of its operations through subsidiaries, holders of debt securities will generally have a position junior to claims of creditors (including trade creditors of and holders of indebtedness issued by any such subsidiary) and preferred stockholders of the subsidiaries of National. No subsidiary currently has outstanding shares of preferred stock.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable and how it will be paid;

•	the rate or rates at which the debt securities will bear interest, or how such rate or rates will be determined;

•	the date or dates from which interest on the debt securities will accrue, the interest payment dates on which interest will be paid, and the record dates for interest payments;

•	any right to extend the interest payment periods for the debt securities and the duration of the extension;

•	the percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

•	any date or dates on which, and the price or prices at which, the debt securities may be redeemed at the option of National and any restrictions on such redemptions;

•	any sinking fund or other provisions or options held by holders of debt securities that would obligate National to repurchase or otherwise redeem the debt securities;

•	any changes or additions to the events of default under the Indenture or changes or additions to the covenants under the Indenture;

•	if the debt securities will be issued in denominations other than $1,000;

•	if payments on the debt securities may be made in a currency or currencies other than United States dollars;

•	any convertible feature or options regarding the debt securities;

•	any rights or duties of another person to assume the obligations of National with respect to the debt securities;

•	any collateral, security, assurance or guarantee for the debt securities; and

•	any other terms of the debt securities not inconsistent with the terms of the Indenture.

(See Section 301.)

The Indenture does not limit the principal amount of debt securities that may be issued. The Indenture allows debt securities to be issued up to the principal amount that may be authorized by National. Unless otherwise specified in the prospectus supplement, any limit upon the aggregate principal amount of the debt securities of any series may be increased without the consent of any holders and additional debt securities of such series may be authenticated and delivered up to the limit on the aggregate principal amount authorized with respect to such series as so increased. Accordingly, the debt securities of any series may be increased on the same terms and conditions, except for the issue price and the issue date, and with the same CUSIP numbers as the debt securities of such series initially offered.

Debt securities may be sold at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the prospectus supplement. In addition, certain United States federal income tax or other considerations applicable to any debt securities which are denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

Except as may otherwise be described in a prospectus supplement, the covenants contained in the Indenture will not afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving National or in the event of a change in control.

Payment And Paying Agents

Except as may be provided in the prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name such debt security is registered as of the close of business on the regular record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a date to be fixed by the Trustee, which will be between 10 and 15 days prior to the date proposed by National for payment of such defaulted interest or in any other manner permitted by any securities exchange on which such debt security may be listed, if the Trustee finds it practicable. (See Section 307.)

Unless otherwise specified in the prospectus supplement, principal of, and premium, if any, and interest, if any, on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of the Trustee, as paying agent, in The City of New York. National may change the place of payment on the debt securities, may appoint one or more additional paying agents (including National) and may remove any paying agent, all at the discretion of National. (See Section 602.)

Registration And Transfer

Unless otherwise specified in a prospectus supplement, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the Trustee in The City of New York. National may change the place for registration of transfer and exchange of the debt securities and may designate additional places for such registration and exchange. Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the debt securities. However, National may require payment to cover any tax or other governmental charge that may be imposed. National will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any debt security during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Satisfaction And Discharge

National will be discharged from its obligations on the debt securities of a particular series, or any portion of the principal amount of the debt securities of such series, if it irrevocably deposits with the Trustee sufficient cash or government securities to pay the principal, or portion of principal, interest, any premium and any other sums when due on the debt securities of such series at their maturity, stated maturity date, or redemption. (See Section 701.)

The Indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when National has paid all other sums payable by National under the Indenture. (See Section 702.)

All moneys National pays to the Trustee or any paying agent on debt securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of National. Thereafter, the holder of such debt security may look only to National for payment thereof. (See Section 603.)

Limitation On Liens On Subsidiary Capital Stock

The Indenture provides that, except as otherwise specified with respect to a particular series of debt securities, National will not pledge, mortgage, hypothecate or grant a security interest in, or permit any pledge, mortgage, security interest or other lien upon, any capital stock of any of its majority-owned subsidiaries, which capital stock National now or hereafter directly owns, to secure any Indebtedness, as defined below, without also securing the outstanding debt securities (so long as the other Indebtedness shall be so secured) equally and ratably, with or, at National’s option, prior to, the other Indebtedness and any other Indebtedness similarly entitled to be so secured.

This limitation does not apply to, or prevent the creation or existence of:

(1)

any pledge, mortgage, security interest, lien or encumbrance upon any such capital stock created at the time National acquires that capital stock or within 270 days after that time to secure the purchase price for that capital stock so acquired;

(2)

any pledge, mortgage, security interest, lien or encumbrance upon any such capital stock existing at the time National acquires that capital stock, whether or not National assumes the secured obligations; or

(3)	any extension, renewal, replacement or refunding of any pledge, mortgage, security interest, lien or encumbrance permitted by (1) and (2) above, or of any Indebtedness secured thereby; provided, that,

(a)

the principal amount of Indebtedness so secured immediately after the extension, renewal, replacement or refunding may not exceed the principal amount of Indebtedness so secured immediately before the extension, renewal, replacement or refunding; and

(b)

the extension, renewal, replacement or refunding of such pledge, mortgage, security interest, lien or encumbrance is limited to no more than the same proportion of all shares of capital stock as were covered by the pledge, mortgage, security interest, lien or encumbrance that was extended, renewed, refunded or replaced; or

(4)	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

(a)

the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within such 30 day period, and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted; or

(b)	the payment of the lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

(c)

so long as the lien is adequately bonded, any appropriate legal proceedings that may have been duly initiated for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

Any pledge, mortgage, security interest, lien or encumbrance on any shares of the capital stock of any of the majority-owned subsidiaries of National, which shares of capital stock National now or hereafter directly owns, to secure any Indebtedness other than as described in (1) through (4) above, is referred to in this prospectus as a “Restricted Lien.” This limitation on liens does not apply to the extent that National creates any Restricted Liens to secure Indebtedness that, together with all other Indebtedness of National secured by Restricted Liens, does not at the time exceed 5% of National’s Consolidated Capitalization. (See Section 608.)

For this purpose, “Consolidated Capitalization” means the sum of:

(1)	Consolidated Common Shareholders’ Equity;

(2)	Consolidated Indebtedness, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

(3)	any preference or preferred stock of National or any Consolidated Subsidiary, as defined below, which is subject to mandatory redemption or sinking fund provisions.

The term “Consolidated Common Shareholders’ Equity,” as used above, means the total assets of National and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as assets, less: (a) all liabilities of National and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities; (b) minority interests owned by third parties in Consolidated Subsidiaries of National; and (c) preference or preferred stock of National and its Consolidated Subsidiaries only to the extent any such preference or preferred stock is subject to mandatory redemption or sinking fund provisions.

The term “Consolidated Indebtedness,” as used above, means total indebtedness as shown on the consolidated balance sheet of National and its Consolidated Subsidiaries.

The term “Consolidated Subsidiary,” as used above, means at any date any majority-owned subsidiary the financial statements of which under generally accepted accounting principles in the United States would be consolidated with those of National in its consolidated financial statements as of such date.

For purposes of the limitation described in the first paragraph under this heading, “Indebtedness” means:

(1)	all indebtedness created or assumed by National for the repayment of money borrowed;

(2)

all indebtedness for money borrowed secured by a lien upon capital stock owned by National and upon which indebtedness for money borrowed National customarily pays interest, although National has not assumed or become liable for the payment of such indebtedness for money borrowed; and

(3)

all indebtedness of others for money borrowed which is guaranteed as to payment of principal by National or in effect guaranteed by National through a contingent agreement to purchase such indebtedness for money borrowed, but excluding from this definition any other contingent obligation of National in respect of indebtedness for money borrowed or other obligations incurred by others.

The foregoing limitation does not limit in any manner the ability of: (1) National to place liens on any of its assets other than the capital stock of directly held, majority-owned subsidiaries; (2) National to cause the transfer of its assets or those of its subsidiaries, including the capital stock covered by the foregoing restrictions; or (3) any of the direct or indirect subsidiaries of National to place liens on any of their assets.

In addition, the Indenture provides that if debentures issued by National under the indenture dated as of October 15, 1974, as supplemented (1974 Indenture), between National and The Bank of New York Mellon, as trustee, in an aggregate principal amount in excess of 5% of National’s Consolidated Capitalization become secured pursuant to the provisions of the 1974 Indenture, National will secure any outstanding debt securities equally and ratably with those debentures. If National secures the outstanding debt securities, as provided in the prior sentence, then if and for so long as the aggregate principal amount of the debentures secured pursuant to the 1974 Indenture at any time decreases and as a result constitutes 5% or less of National’s Consolidated Capitalization, the outstanding debt securities will no longer be secured. (See Section 608.)

As of December 31, 2017, the Consolidated Capitalization of National was approximately $3,944,388,000.

Consolidation, Merger, And Sale Of Assets

Under the terms of the Indenture, National may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

•

the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes National’s obligations on all debt securities and under the Indenture;

•

immediately after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing; and

•	National shall have delivered to the Trustee an officer’s certificate and an opinion of counsel as to compliance with the foregoing.

The terms of the Indenture do not restrict National in a merger in which National is the surviving entity. (See Section 1101.)

Events Of Default

“Event of default” when used in the Indenture with respect to any series of debt securities, means any of the following:

•	failure to pay interest, if any, on any debt security of the applicable series for 30 days after it is due;

•	failure to pay the principal of or premium, if any, on any debt security of the applicable series when due (whether at maturity or upon earlier redemption);

•

failure to perform any other covenant in the Indenture, other than a covenant that does not relate to that series of debt securities, that continues for 90 days after National receives written notice from the

Trustee, or National and the Trustee receive a written notice from the holders of at least 33% in principal amount of the debt securities of such series; however, the Trustee or the Trustee and the holders of such principal amount of debt securities of this series can agree to an extension of the 90 day period and such an agreement to extend will be automatically deemed to occur if National is diligently pursuing action to correct the default;

•	certain events in bankruptcy, insolvency or reorganization of National; or

•	any other event of default included in any supplemental indenture or officer’s certificate for a specific series of debt securities.

(See Section 801).

The Trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal, premium or interest, if it considers such withholding of notice to be in the interests of the holders. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the Indenture.

Remedies

Acceleration of Maturity

If an event of default with respect to fewer than all the series of debt securities occurs and continues, either the Trustee or the holders of at least 33% in principal amount of the debt securities of such series may declare the entire principal amount of all the debt securities of such series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the Indenture, only the Trustee or holders of at least 33% in principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

•	National has paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest, if any, on all debt securities of the series;

•	the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest, if any, that is currently due;

•	interest, if any, on overdue interest; and

•	all amounts due to the Trustee under the Indenture; and

•	any other event of default with respect to the debt securities of that series shall have been cured or waived as provided in the Indenture.

There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of National. (See Section 802.)

Right to Direct Proceedings

Other than its duties in case of an event of default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (See Section 903.) If they provide a reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. However, if the event of default relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (See Section 812). The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture.

Limitation on Right to Institute Proceedings

No holder of debt securities of any series will have any right to institute any proceeding under the Indenture, or to exercise any remedy under the Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default;

•

the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default shall have occurred and be continuing have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

•	the Trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of holders during such period.

(See Section 807.)

No Impairment of Right to Receive Payment

However, such limitations do not apply to a suit by a holder of a debt security for payment of the principal of or premium, if any, or interest, if any, on such debt security on or after the applicable due date. (See Section 808.)

Annual Notice to Trustee

National will provide to the Trustee an annual statement by an appropriate officer as to National’s compliance with all conditions and covenants under the Indenture. (See Section 606.)

Modification and Waiver

National and the Trustee may enter into one or more supplemental indentures without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the assumption by any permitted successor of the covenants of National in the Indenture and in the debt securities;

•	to add additional covenants of National or to surrender any right or power of National under the Indenture;

•	to add additional events of default;

•

to change, eliminate, or add any provision to the Indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of debt securities of any series in any material respect, such change, elimination, or addition will become effective only:

•	when the consent of the holders of debt securities of such series has been obtained in accordance with the Indenture; or

•	when no debt securities of the affected series remain outstanding under the Indenture;

•	to provide collateral security for all but not part of the debt securities;

•	to establish the form or terms of debt securities of any other series as permitted by the Indenture;

•	to provide for the authentication and delivery of bearer securities and coupons attached thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

•

to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to National may be served; or

•

to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

(See Section 1201.)

The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive compliance by National with certain restrictive provisions of the Indenture. (See Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (See Section 813.)

If the Trust Indenture Act of 1939 is amended after the date of the Indenture in such a way as to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to such amendment of the Trust Indenture Act of 1939. National and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence such an amendment. (See Section 1201.)

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, voting as one class, is required for all other modifications to the Indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected, voting as one class, will be required. No such amendment or modification may:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating such interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

•

reduce the percentage in principal amount of the outstanding debt securities of any series which consent is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•

modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby.

A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the Indenture of the holders of the debt securities of any other series. (See Section 1202.)

The Indenture provides that debt securities owned by National or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (See Section 101.)

National may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but National shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after such record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of such debt securities. A transferee will be bound by acts of the Trustee or National taken in reliance thereon, whether or not notation of such action is made upon such debt security. (See Section 104.)

Resignation Of The Trustee

The Trustee may resign at any time by giving written notice to National or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the Trustee and National. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a Trustee appointed by act of the holders, if National has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (See Section 910.)

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register therefor. (See Section 106.)

Title

National, the Trustee, and any agent of National or the Trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not such debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 308.)

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (See Section 112.)

Regarding The Trustee

The Trustee will be The Bank of New York Mellon. In addition to acting as Trustee, The Bank of New York Mellon acts, and may act, as trustee under various indentures and trusts of National and its affiliates.

DESCRIPTION OF COMMON STOCK

The following description of National’s common stock is a summary and is qualified by reference to the terms and provisions of National’s Restated Certificate of Incorporation, as amended (Restated Certificate of Incorporation) and its By-Laws, which are filed as exhibits to the registration statement to which this prospectus relates and incorporated herein by reference. Reference is also made to the indenture dated as of October 15, 1974, as supplemented (1974 Indenture), between National Fuel and The Bank of New York Mellon, as trustee. (The 1974 Indenture includes a limitation on the payment of dividends, as described below under “Dividend Rights.” National’s other indenture, dated as of October 1, 1999, between National and The Bank of New York Mellon, contains no such limitation.)

No shares of preferred stock of National are currently outstanding. However, the Board of Directors of National has the ability to issue one or more series of preferred stock from time to time. The actual effect of the preferred stock upon the rights of the holders of National’s common stock will not be known until National’s Board of Directors determines the respective rights of the holders of one or more series of preferred stock. Such effects, however, might include: (a) restrictions on dividends on National’s common stock if dividends on the preferred stock are in arrears; (b) dilution of the voting power of National’s common stock; (c) restrictions on the rights of the holders of National’s common stock to share in National’s assets upon liquidation due to satisfaction of any liquidation preference granted to the preferred stock; and (d) dilution of rights of holders of National’s common stock to share in National’s assets upon liquidation if the preferred stock is participating with respect to distributions upon such liquidation.

Dividend Rights

The holders of common stock are entitled to receive dividends as declared by the Board of Directors, out of funds legally available for the purpose and subject to a limitation in the 1974 Indenture. The 1974 Indenture prohibits the payment of cash dividends on, and the purchase or redemption of, common stock if the cumulative dividends on and amounts paid for purchase or redemption of common or preferred stock since December 31, 1967 exceed or would exceed consolidated net income available for dividends for that same period plus $10 million plus any additional amount authorized or approved, upon application of National, by the SEC. The amount available for the declaration and payment of dividends on National’s common stock pursuant to this restriction will be described in the applicable prospectus supplement.

The Board of Directors’ ability to declare dividends on common stock may also be limited by the rights and preferences of certain series of preferred stock, which may be issued from time to time, and by the terms of instruments defining the rights of holders of outstanding indebtedness of National.

Voting Rights And Classification Of The Board Of Directors

The holders of common stock are entitled to one vote per share. The affirmative vote of the majority of the votes cast by the holders of the common stock is required for the merger or consolidation of National or for the sale of substantially all of its assets. The Board of Directors is divided into three classes, each with, as nearly as possible, an equal number of directors.

Liquidation Rights

Upon any dissolution, liquidation or winding up of National, the holders of common stock are entitled to receive pro rata all of National’s assets and funds remaining after payment of or provision for creditors and subject to the rights and preferences of each series of preferred stock.

Preemptive Rights

Holders of common stock and any series of preferred stock that may be issued have no preemptive right to purchase or subscribe for any shares of capital stock of National.

Business Combinations

National’s Restated Certificate of Incorporation provides that certain conditions must be met before the consummation of any merger or other business combination by National or any of its subsidiaries with any stockholder who is directly or indirectly the beneficial owner of 5% or more of National’s outstanding common stock (substantial stockholder) or with an affiliate of any substantial stockholder. The term substantial stockholder does not include National, any of its subsidiaries, or any trustee holding common stock of National for the benefit of the employees of National or any of its subsidiaries pursuant to one or more employee benefit plans or arrangements. The conditions, which are in addition to those otherwise required by law, prescribe the minimum amount per share that must be paid to holders of common stock and the form of consideration paid, and require that the holders of common stock be furnished certain information about the business combination prior to voting on it. A business combination, as defined in the Restated Certificate of Incorporation, generally means any of the following transactions:

•	a merger, consolidation or share exchange;

•

a sale, lease, exchange or other disposition of any assets in exchange for property having a fair market value of more than $10 million, if determined to be a business combination by certain directors of National in accordance with provisions of the Restated Certificate of Incorporation;

•

the issuance or transfer of securities in exchange for property having a fair market value of more than $10 million, if determined to be a business combination by certain directors of National in accordance with provisions of the Restated Certificate of Incorporation;

•	the adoption of a plan of liquidation or dissolution of National; or

•

any reclassification of securities, recapitalization or reorganization that has the effect of increasing the proportionate share of the outstanding shares of any class of securities of National that is owned by any substantial stockholder or by any affiliate of a substantial stockholder.

The approval of at least three-fourths of the entire Board of Directors or, in the event that the Board of Directors consists of directors elected by the holders of preferred stock, the approval of a majority of the entire Board, is required to amend or repeal the classified board or business combination provisions contained in the Restated Certificate of Incorporation.

Listing

The common stock is, and will be, listed on the New York Stock Exchange.

Transfer Agent And Registrar

The transfer agent and registrar for the common stock is Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

National may issue stock purchase contracts, including contracts that obligate holders to purchase from National, and National to sell to these holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and either debt securities of National or U.S. Treasury securities that are pledged to secure the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require National to make periodic payments to the holders of some or all of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner.

A prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units being offered. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts. Some of the important United States federal income tax considerations applicable to the stock purchase units and stock purchase contracts will be discussed in the related prospectus supplement.

PLAN OF DISTRIBUTION

National may periodically sell its securities in one or more of the following ways:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to the public or institutional investors; or

•	through agents to the public or to institutional investors.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by National;

•	any underwriting discounts, commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If National uses underwriters in the sale, the underwriters will acquire the securities for their own account and may resell them in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices; or

•	at varying prices determined at the time of sale.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If National uses dealers in the sale, the dealers will acquire the securities as principals and may resell them to the public at varying prices to be determined by the dealers at the time of resale.

Unless otherwise stated in a prospectus supplement, any agent selling securities on National’s behalf will be acting on a best efforts basis for the period of its appointment.

This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire the securities described in this prospectus that may be issued on a delayed or contingent basis.

Underwriters, agents and dealers may be entitled under agreements entered into with National to indemnification by National against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the underwriters, agents or dealers may be required to make. Underwriters, agents and dealers may be customers of, engage in transactions with, or perform services for National and its affiliates in the ordinary course of business.

Any securities offered by this prospectus, other than National’s common stock, will be a new issue of securities and will have no established trading market. National’s common stock is listed on the New York Stock Exchange, and any shares of National’s common stock sold will also be listed on the New York Stock Exchange, upon official notice of issuance. Any underwriters to whom securities are sold by National for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Any of these securities, other than National’s common stock, may or may not be listed on a national securities exchange. National gives no assurance as to the liquidity of or the existence of any trading market for any of these securities, other than National’s common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information incorporated in this prospectus by reference to National’s Annual Report on Form 10-K for the year ended September 30, 2017, relating to the oil and gas reserves of Seneca Resources Corporation, has been so incorporated in reliance on the audit report of Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm, given on the authority of said firm as experts in petroleum engineering.

LEGAL OPINIONS

The validity of the debt securities, stock purchase contracts and stock purchase units will be passed upon for National by Jones Day, Cleveland, Ohio and for the underwriters, dealers, or agents by Hunton & Williams LLP, New York, New York. However, all matters of New Jersey law, including the incorporation of National and the validity of the common stock, will be passed upon by Lowenstein Sandler LLP, Roseland, New Jersey.

3,800,000 Shares

National Fuel Gas Company

Common Stock

PROSPECTUS SUPPLEMENT

May 28, 2020

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Goldman Sachs & Co. LLC

HSBC

Senior Co-Managers

KeyBanc Capital Markets	Wells Fargo Securities

Co-Managers

BTIG	CIBC Capital Markets	PNC Capital Markets LLC	SunTrust Robinson Humphrey

Citizens Capital Markets	Comerica Securities

Raymond James	Scotiabank	U.S. Capital Advisors